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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-123260 of our report dated May 10, 2005, relating to the financial statements of Premium Standard Farms, Inc. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and relating to the financial statement schedule appearing in Item 16b in this Registration Statement and to the reference to us under the headings "Summary Historical Financial and Other Data", "Selected Historical Consolidated Financial and Other Data" and "Experts" in such Prospectus.

Deloitte & Touche LLP
Kansas City, Missouri
June 13, 2005